Exhibit 10.2

CONSULTANCY SERVICES AGREEMENT

This Consultancy Services Agreement (this “Agreement”) is entered into by and between:

(1)	RNG SQUARED S.A.R.L, a company incorporated under the laws of Monaco with its registered address at Gildo Pastor Centre, Suite 818, 7 Rue du Gabianm, Monaco, 98000 (the “Consultant Company”); and

(2)	GAMES GLOBAL LIMITED, a company incorporated under the laws of the Isle of Man with its registered address at 55 Athol Street, Douglas, Isle of Man, IM1 1LA (the “Client”),

each a “Party” and together the “Parties”.

Background

(A)	The Client wishes to obtain and the Consultant Company wishes to provide the Services on the terms set out in this Agreement.

It is agreed as follows:

1.	DEFINITIONS

In this Agreement and its schedules:

1.1	“Applicable Laws” means all applicable laws, regulations, rules, codes and official or regulatory guidance, including but not limited to applicable codes, regulations, licence conditions and standards of any Competent Authority and any applicable Data Protection Legislation in each case as amended, varied or replaced from time to time, that are binding upon the relevant Party, or any of its activities under this Agreement.

1.2	“Commencement Date” means the 1st April 2022, notwithstanding date of signature hereof.

1.3	“Competent Authority” means any governmental, judicial or regulatory authority having jurisdiction over the relevant Party or any of its activities.

1.4	“Confidential Information” means any trade secret or other information of a confidential nature belonging to or relating to either Party and any Group Company in whatever form (including, without limitation, in written, oral, visual, or electronic form or on any magnetic or optical disk or memory and wherever located) including but not limited to: (a) names and details of existing and prospective customers; (b) past, present and future business plans and strategy; (c) present and future marketing and sales plans and strategy; (d) past or present or proposed business dealings; (e) financial plans and projections; (f) past financial performance; (g) research and development projects, plans and studies; (h) proposed new products or services, or refinements to existing products or services; (i) formulae, production processes, secret processes and new working methods; (j) market research and analysis; (k) customer requirements and contract details; (I) supplier sources and terms of business; (m) operational efficiencies, protocols, methodologies, processes and developments; (n) any information which is marked ‘confidential’ or with a cognate expression, or which either Party, its employees and/or consultants has been told is confidential; (o) any information which a Party, its employees and/or consultants would reasonably expect that the other Party would regard as confidential; and (p) any information given to the Client or any Group Company in confidence by a third party, that either the Consultant Company, its employees and/or consultants has created, developed, received, obtained, or become aware of, in connection with, and/or during the period of this Agreement.

1.5	“Consultant Company Materials” means all documents, information and materials provided by the Consultant Company relating to the Services which existed prior to the commencement of this Agreement and any equipment, including tools, systems, infrastructure, cabling or facilities, provided by the Consultant Company or its subcontractors and used directly or indirectly in the supply of the Services.

1.6	“Data Protection Legislation” means all applicable data protection, privacy and electronic marketing legislation, applicable in relation to the processing concerned. This includes, but is not limited to, any national legislation implementing Directive 95/46/EC and Directive 2002/58/EC, GDPR (Regulation (EU) 2016/679) (and any related national legislation), any replacement or repealing legislation, and any codes of practice issued by a competent data protection regulator relating to the same.

1.7	“Fees” means the fee as set out in clause 6 and Schedule 2.

1.8	“Group Company(ies)” means a Party and/or any of its Subsidiaries, Holding Company of a Party and/or any Subsidiary of a Party or of any such Holding Company, from time to time, and their successors in title and assigns.

1.9	“Holding Company” means a parent undertaking as defined in section 1162 of the Companies Act 2006.

1.10	“Initial Period” has the meaning given to that term in clause 2.2.

1.11	“Intellectual Property” means patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, get-up, goodwill or rights to sue for passing off, unfair competition, designs, rights in computer software, database rights, topography rights, confidential information (including know-how and trade secrets) and any other intellectual property, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.12	“Invention” means any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

1.13	“Losses” means all losses, liabilities, damages, costs, claims, charges, demands, actions, proceedings and expenses (including legal and professional fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties).

1.14	“Services” means the services, details of which are set out in Schedule 1 together with such other services as may be agreed by the Parties in writing from time to time.

1.15	“Subsidiary” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

2.	COMMENCEMENT AND PERIOD OF AGREEMENT

2.1	The Consultant Company agrees to provide the Services to the Client with effect from the Commencement Date and on the terms and conditions set out in this Agreement.

2.2	This Agreement shall be deemed to be effective and in force as from the Commencement Date, irrespective of the dates of signature hereof, and shall continue for 5 (five) years from the Commencement Date (the “Initial Period”). If not terminated at the end of the Initial Period in accordance with the provisions of clause 8 below, this Agreement will automatically renew for successive 1 (one) year periods (“Renewal Periods”) unless and until terminated by either Party in accordance with the terms of clause 8 below.

3.	PROVISION OF THE SERVICES

3.1	The Consultant Company will provide the Services as set out in Schedule 1, such Services to be provided in a timely and professional manner and in compliance with the highest standards of prevailing business practices and ethics.

3.2	The Consultant Company warrants to the Client that:

3.2.1	it shall provide the Services;

3.2.2	its employees and consultants have the relevant qualifications, skills and experience, permits and licences to perform the Services efficiently and to a high standard; and

3.2.3	its employees and consultants are legally permitted to perform the Services.

3.3	The Consultant Company will provide the Services at the locations as the Client reasonably requires for the efficient performance of the Services. The Consultant Company will ensure that its employees and consultants undertake such travel within Europe and elsewhere as is reasonably necessary for the full and efficient provision of the Services.

3.4	Subject to the provisions of this clause 3, clause 4 and Schedule 1, the Consultant Company is entitled to exercise reasonable discretion in the manner of the performance and in the organisation of the Services. The Consultant Company must exercise this discretion consistently with the other terms of this Agreement.

3.5	Each Party acknowledges and warrants it will, at all times during the term of this Agreement, comply with all Applicable Laws binding upon it and will hold and maintain all licences, consents, permissions, authorisations and approvals required from any Competent Authority needed to perform under this Agreement in accordance with the terms of this Agreement.

3.6	Additional Services. In the event the Client requires a specific task, project or some other work to be performed by the Consultant Company which is outside of the scope of the Services as defined herein (“Additional Services”), the Client (or any agent duly authorised and appointed by the Client) shall provide the Consultant Company with a request for work setting out the requirements and specifications of the specific Additional Services required. The Parties will work together in good faith to prepare a statement of work setting out the scope and payment terms of the Additional Services. The statement of work for the Additional Services shall include the following information:

3.6.1	A description of the Additional Services to be performed;

3.6.2	A description of any deliverables (in any format) which are to be produced or developed by the Consultant Company in relation to the Additional Services and, if applicable, the agreed acceptance criteria for any deliverables;

3.6.3	The details of the approved and agreed costs of the Consultant Company for the Additional Services and any subcontractors, including costs of expected expenses to be incurred, all of which shall be approved by the Client in writing in advance of being incurred; and

3.6.4	The agreed milestones and dates for delivery of each of any agreed deliverables, or any part thereof, throughout the provision of the Additional Services.

4.	CONSULTANT COMPANY’S OBLIGATIONS

4.1	The Consultant Company will promptly give to the Client all such information and reports as it may request in connection with the provision of the Services.

4.2	The Consultant Company will, and will procure that its employees and consultants will, observe and comply with:

4.2.1	the Client’s rules, regulations and policies, including without limitation its policies on non-discrimination, harassment and bullying, anti-corruption and bribery, data protection, security, IT, and health and safety (copies of which will, upon request, be given to the Consultant Company), and

4.2.2	any relevant legislation affecting or relating to the business of the Client or any Group Company, or which is otherwise relevant to the provision of the Services.

4.3	During the period of this Agreement, the Consultant Company shall not, and shall procure that its employees and consultants shall not, solicit or entice away from the Client or any Group Company, any employee or consultant of the Client or Group Company. This clause does not apply to any employee or consultant of the Client or Group Company who responds to a public recruitment advertisement placed by the Consultant Company.

4.4	The Consultant Company will procure that its employees and consultants will devote such time as may be necessary and as agreed by the Client for their proper and efficient provision of the Services. The Client is under no obligation to require the provision of the Services.

4.5	The Consultant Company will comply, and will procure that its employees and consultants will comply, with all terms and conditions of the Client’s insurance cover at all times.

5.	ARRANGEMENTS WITH THE CONSULTANT COMPANY

5.1	The Consultant Company will:

5.1.1	provide the Services in accordance with the terms of this Agreement and Schedule 1; and

5.1.2	enter into such direct undertakings with the Client or any Group Company as the Client may require, including in relation to confidentiality and restrictive covenants which, insofar as the Consultant Company is concerned, shall be done together with signing this Agreement.

6.	FEES

6.1	Subject to the Consultant Company’s compliance with this clause 6 and its other obligations under this Agreement, the Client will pay to the Consultant Company the Fees as calculated in accordance with Schedule 2.

6.2	The Consultant Company will invoice the Client monthly in arrears for the Fees and the Client will pay the invoice within 30 (thirty) days of receipt of the invoice.

6.3	The Client may withhold payment of the Fees in whole or in part if:

6.3.1	the Consultant Company, owes any sum to the Client, in which case the Client may set-off that amount against the Fees due; or

6.3.2	in the reasonable opinion of the Client, the provision of the Services has not been in accordance with the terms of this Agreement, provided that the Client has notified the Consultant Company in writing of such failings, and these failings have not been remedied within 30 (thirty) days of such notification.

7.	OTHER ACTIVITIES

7.1	The Consultant Company will ensure that, whilst it is free to accept other engagements during the period of this Agreement, any such engagement does not:

7.1.1	result, or be likely to result in the Consultant Company not devoting the necessary time and attention to provide properly and efficiently the Services under this Agreement;

7.1.2	put the Confidential Information of the Client or any Group Company at risk; or

7.1.3	result, or be likely to result, in the Consultant Company breaching any of its duties under this Agreement.

8.	TERMINATION OF THIS AGREEMENT

8.1	Each Party shall have the right to terminate this Agreement forthwith by written notice to the other in the event that the other Party commits a material breach of any term, condition or warranty of this Agreement and where such breach is capable of remedy, such breach is not remedied within 30 (thirty) Business Days (as defined in clause 16.5) of service of a notice by the Party asserting a breach.

8.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement for convenience at the end of the Initial Period or at the end of a Renewal Period, provided it has given the other Party not less than 6 (six) months’ written notice of termination.

8.3	Without prejudice to any rights that have accrued under this Agreement or any of its rights or remedies, each Party may terminate this Agreement forthwith by giving written notice to the other Party if:

8.3.1	the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts; or

8.3.2	the other Party, or any of its office holders or directors commits any act of bankruptcy or insolvency; has a receiver or manager appointed over all or any of its or their property; proposes to or enters into any scheme, arrangement or composition of its or their creditors; or suffers any distress or execution to be levied on its or their real or personal property; or

8.3.3	the other Party suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business; or

8.3.4	the other Party, or any of its office holders or directors are convicted of an offence involving dishonesty or any offence in terms of any applicable gaming legislation or regulations, or of any crime or offence that is reasonably likely to have a material adverse effect on the reputation or goodwill of the notifying Party or its business; or

8.3.5	if in the reasonable opinion of both Parties and as agreed in writing, by reason of a change in legislation or political or public pressures or concern, it is no longer desirable or prudent to pursue this Agreement.

8.4	Termination of this Agreement by reason of a breach by one of the Parties shall be a remedy that is in addition to any other remedy, including damages, which the other Party may have in law.

8.5	The expiry or termination of this Agreement, for any reason, shall not affect any provision of this Agreement which by its terms is intended to survive or operate in the event of expiry or termination and shall be without prejudice to any rights of either Party which may have accrued by, at or up to the date of such expiry or termination.

8.6	On expiry or termination of this Agreement, for any reason, and subject to any express provisions set out elsewhere in this Agreement:

8.6.1	all outstanding sums payable by either Party to the other Party shall immediately become due and payable;

8.6.2	each Party shall as soon as reasonably practicable deliver to the other Party all its materials and all notes, memoranda and other correspondence, documents, papers and information (on whatever media and wherever located), including all copies, summaries, extracts and reproductions, relating to the business or affairs of the other Party or any Group Company of the other Party, or its or their business contacts and any other property of the other Party or any Group Company of the other Party (including but not limited to Confidential Information), which is in its or their possession or under its or their control. In the event that such materials and Confidential Information are destroyed or deleted, an officer of the relevant Party shall certify in writing to the other Party that such property and Confidential Information has been destroyed.

9.	CONFIDENTIALITY AND RESTRICTIONS

9.1	Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party undertakes to hold any Confidential Information disclosed by the other Party and/or any of its Representatives (as defined in clause 9.2.1) in confidence and not to disclose it or permit it to be made available to any person, firm or company without the other Party’s prior written consent, except as authorised and permitted pursuant to the terms of this Agreement.

9.2	Each Party may disclose the other Party’s Confidential Information:

9.2.1	to its employees, officers, directors, subcontractors, representatives or advisers (“Representatives”) who need to know such information for the purposes of carrying out the Party’s obligations under this Agreement. Each Party shall ensure that its Representatives to whom it discloses the other Party’s Confidential Information comply with this clause 9;

9.2.2	where it is necessary for each Party to obtain professional advice under privilege, or to institute legal proceedings; and/or

9.2.3	as required by law or under any order of a competent court, provided, however, that the receiving Party shall, to the extent legally permitted, provide prompt prior written notice thereof to the disclosing Party, in order to enable it to seek a protective order or otherwise prevent or contest such disclosure and reasonably cooperates with the disclosing Party in attempting to limit or prevent such required disclosure.

9.3	Notwithstanding clause 8.6 hereof, each Party undertakes, upon written demand from the other Party, to either return to the other Party the Confidential Information disclosed by the other Party and/or any of its Representatives, and any copies, or to confirm to the other Party in writing that it has been destroyed.

9.4	Each Party hereby undertakes to and agrees with the other Party to take all such steps as shall from time to time be necessary to ensure compliance by the relevant Party’s Representatives and, in the case of the Consultant Company, all members of the Consultant Company’s employees and consultants, (to the extent that such persons are authorised to view Confidential Information pursuant to the terms hereof) with the provisions of this clause 9.

9.5	The provisions of this confidentiality clause shall apply mutatis mutandis to any information which would be secret and confidential information in terms hereof, and which either Party was exposed to prior to the commencement of this Agreement.

9.6	This clause 9 constitutes an ongoing, continuing condition of this Agreement and shall endure beyond the termination of this Agreement, howsoever caused.

10.	CLIENT PROPERTY

10.1	On request by the Client at any time during the period of this Agreement, and, in any event, on its termination, the Consultant Company will, and will procure that its employees and consultants will:

10.1.1	immediately deliver to the Client all notes, memoranda and other correspondence, documents, papers and information (on whatever media and wherever located), including without limitation all copies, summaries, extracts and reproductions, relating to the business or affairs of the Client or any Group Company or its or their business contacts and any other property of the Client or any Group Company which is in its or their possession or under its or their control;

10.1.2	if requested by the Client, irretrievably delete any information relating to the business of the Client or any Group Company (or of any of its or their customers or prospective customers) stored on any magnetic or optical disk or memory and all matters derived from such sources which is in its or their possession or under its or their control outside the premises of the Client and not held on Client systems;

10.1.3	if requested by the Client, permit the Client or its nominee to make copies of all information referenced in clause 10.1.2, prior to any deletion under clause 10.1.2 taking place; and

10.1.4	immediately deliver to the Client equipment, (including but not limited to information technology equipment and mobile telephones), provided by the Client to the Consultant Company in order for the Consultant Company, its employees and consultants to be able to perform the Services under this Agreement together with all passwords and encryption codes which the Consultant Company, its employees and consultants has used in relation to any equipment, software or programmes belonging to the Client or any Group Company.

11.	INTELLECTUAL PROPERTY

11.1	The Client acknowledges that the Consultant Company is the owner of the Consultant Company Materials and agrees that it shall not claim any rights, title or interest in, nor apply for, or obtain, registration or any other ownership rights in the Consultant Company Materials, or any part thereof.

11.2	The Consultant Company acknowledges that all Intellectual Property and Inventions made wholly or partially by its employees and consultants, either during the course of providing the Services, or which might reasonably be expected to result from providing the Services, automatically belong to the Client to the fullest extent permitted by law. For clarity, the Parties agree that this includes all the products of the Services, but specifically excludes the Consultant Company Materials.

11.3	To the extent that legal title in any Intellectual Property or any Inventions does not vest in the Client by virtue of clause 11.2, the Consultant Company will procure that its employees and consultants responsible for such Intellectual Property or Invention will, at the Client’s expense, immediately enter into a written agreement with the Client to assign to the Client all the rights in the Intellectual Property and the Inventions for the consideration of £1.00 (one pound).

11.4	The Consultant Company irrevocably appoints the Client to be its attorney to execute and do any such instrument or thing and generally to use its name for the purpose of giving the Client or its nominee the benefit of this clause 11. A certificate in writing signed by a director or the secretary of the Client that any instrument or act falls within the authority conferred by this clause 11 will be conclusive evidence in favour of a third party that such is the case.

11.5	The rights and obligations under this clause 11 will continue in force after the termination of this Agreement and will be binding on the Consultant Company and any of its representatives.

11.6	The Consultant Company agrees, and will procure that its employees and consultants will agree:

11.6.1	to give the Client full written details of all Intellectual Property created by it, its employees and consultants which relates to or is capable of being used in the business of the Client promptly on their creation;

11.6.2	at the Client’s request and in any event on its employees and consultants ceasing to provide the Services, to give to the Client all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Intellectual Property created by them;

11.6.3	not to attempt to register any Intellectual Property unless requested to do so by the Client;

11.6.4	to keep confidential all Intellectual Property unless the Client has consented in writing to its disclosure by the Consultant Company, its employees and consultants; and

11.6.5	to notify the Client prior to engaging in any form of co-operation with any third party in connection with the performance of the Services which might result in the creation of Intellectual Property.

11.7	The Consultant Company will, and will procure that its employees and consultants will, waive all their present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Intellectual Property, and agree not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.

11.8	The Consultant Company acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Consultant Company, its employees and consultants in respect of its or their compliance with this clause 11. This clause 11 is without prejudice to the rights of the Consultant Company, its employees and consultants under the Patents Act 1977.

11.9	The Consultant Company undertakes to use its best endeavours to execute all documents and do all acts both during and after this Agreement as may, in the opinion of the Client, be necessary or desirable to vest the Intellectual Property in the Client, to register them in the name of the Client and to protect and maintain the Intellectual Property. Such documents may, at the Client’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Intellectual Property. The Client agrees to reimburse the reasonable expenses of the Consultant Company, its employees and consultants of complying with this clause 11.

11.10	The Consultant Company agrees (without receiving payment), and will procure that its employees and consultants will agree, to give all necessary assistance to the Client at the Client’s expense to enable it to enforce its rights in the Intellectual Property against third parties, to defend claims for infringement of third party intellectual property rights and to apply for registration of Intellectual Property, where appropriate throughout the world, and for the full term of those rights.

12.	STATUS

12.1	For the avoidance of doubt, the relationship of the Parties is that of independent contractors dealing at arm’s length and nothing in this Agreement constitutes a partnership between the Parties, or renders the Consultant Company’s employees and consultants, an employee, worker or agent of the Client.

12.2	None of the Client, any Group Company, or their respective employees and consultants will hold out employees and consultants of the Consultant Company as an employee, worker or agent of the Client or of any Group Company. The Consultant Company will procure that its employees and consultants do not hold themselves out as an employee, worker or agent of the Client or of any Group Company.

13.	INDEMNITY

13.1	The Consultant Company shall on demand indemnify the Client and each and every Group Company from and against any liability for any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant Company’s employees and consultants, against the Client arising out of or in connection with the provision of the Services.

13.2	The Consultant Company shall indemnify and hold the Client harmless from and against all Losses incurred or paid by, the Client as a result of or in connection with:

13.2.1	any material breach by the Consultant Company of the terms and conditions of this Agreement; or

13.2.2	any claim made against the Client in respect of any liability, loss, damage, injury, cost or expense sustained by its employees or agents or by any customer or third party to the extent that such liability, loss, damage, injury, cost or expense was caused by, relates to or arises from a breach or negligent performance or failure or delay in performance of this Agreement by the Consultant Company.

13.3	Each Party shall indemnify and hold the other Party harmless from and against all Losses incurred or paid by, the other Party as a result of or in connection with any third party claim or proceeding against the other Party that the other Party’s use of the Services, or materials within the scope of the rights of use granted under this Agreement infringes the Intellectual Property Rights of a third party (“IPR Claims”).

13.4	In no event, will either Party be liable to the other for any special, indirect, incidental or consequential damages, punitive damages, or any damages (whether direct, indirect or otherwise) resulting from loss of profits arising out of this Agreement or arising out of either Party’s performance or non-performance hereunder, whether or not reasonably foreseeable and even if the Party has been advised of the possibility of such damages and regardless of the form of action, whether in contract, tort (including negligence), strict liability, arising under statute or otherwise.

13.5	Save for any fees due to the Consultant Company, and subject to clause 13.6, each Party’s maximum liability for all cumulative Losses and indemnities arising directly or indirectly from this Agreement, whensoever arising whether in contract, tort (including negligence) or otherwise shall not exceed the aggregate amount of £500,000 (five hundred thousand pounds)

13.6	Nothing in this Agreement shall limit either Party’s liability: (i) for breaches of confidentiality under this Agreement; (ii) for death or personal injury arising from negligence; (iii) for fraud or fraudulent misrepresentation; or (iv) for any other liability which may not be limited or excluded by law.

13.7	Each Party shall:

13.7.1	allow the other Party sole authority to control the defence and settlement of any IPR Claims (to the extent that the IPR Claims relate to the other Party’s Materials);

13.7.2	provide the other Party with reasonable cooperation in the defence of any IPR Claims (to the extent that the IPR Claims relate to the other Party’s Materials); and

13.7.3	not settle or compromise any IPR Claims or make any admission of liability in respect of any IPR Claims (to the extent that the IPR Claims relate to the other Party’s Materials) without the express prior written consent of the other Party.

13.8	The Parties understand the limitation of liability of clause 13.5 and agree that it is reasonable.

13.9	The Consultant Company, its employees and consultants have no authority or power to:

13.9.1	bind the Client or any Group Company or to contract in the name of or create liability against the Client or any Group Company in any way and for any purposes save as may be expressly authorised in writing by the Client from time to time; or

13.9.2	negotiate on behalf of the Client or any Group Company.

13.10	If either Party receives an enquiry from a tax authority in relation to the payment of any tax, relating to the provision of the Services under this Agreement, it must immediately inform the other.

13.11	The Consultant Company will give the Client whenever requested, satisfactory evidence that it has paid by the due date, all tax in respect of any monies paid to it by the Client under this Agreement for the provision of the Services.

14.	DATA PROTECTION

Each Party agrees that it shall comply with all applicable Data Protection Legislation which is binding upon it.

15.	ANTI-BRIBERY

Each Party warrants that they will comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 (the “Relevant Requirements”). Each Party shall have and maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Relevant Requirements and will enforce such policies and procedures. Each Party will promptly report to the other any request or demand for any undue financial or other advantage from any person in connection with the performance of this Agreement. Any breach of this clause will be deemed to be a breach of this Agreement.

16.	GENERAL

16.1	Notwithstanding date of signature, this Agreement takes effect from the Commencement Date. This Agreement is the entire agreement between the Parties, and replaces all previous agreements and understandings between them, in relation to the provision of Services by the Consultant Company.

16.2	The expiration or termination of this Agreement, however arising, will not affect those terms which are expressed to operate or have effect after the termination of this Agreement and are without prejudice to any right of action already accrued to either Party in respect of any breach of this Agreement by the other Party.

16.3	Save for any Group Company, the Parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contract (Rights of Third Parties) Act 1999. The Parties may terminate or vary this Agreement without the consent of any third party.

16.4	Any notice, request, instruction or other document to be given hereunder shall be delivered or sent by e-mail or first class post to the address of the other Party set out in this Agreement (or such other address as may have been notified) or the e-mail address habitually used by the Parties to communicate with each other, and any such notice or other document shall be deemed to have been served (if delivered) at the time of delivery (if sent by post) upon the expiration of 10 (ten) Business Days after posting and (if sent by email) when the email has been delivered to the email server of the other Party. All programs, specifications or software or the like may be delivered by e-mail or otherwise electronically if so capable of delivery. The making available of material on a secure website accessible to a Party shall constitute good delivery to that Party.

16.5	For the purpose of clause 8.1 and this clause 16, “Business Day” means a day on which the clearing banks in the City of London are open for business and “close of business” means 18.00 hours.

16.6	The headings in this Agreement are for ease of reference only and are to be ignored when interpreting this Agreement.

16.7	A reference to one gender includes a reference to the other gender. A reference to the singular includes the plural and vice versa. A reference to a clause or Schedule is to a clause of or schedule to this Agreement and any reference to this Agreement includes its Schedules.

16.8	This Agreement and any non-contractual obligations arising in connection with it are governed by and construed in accordance with the laws of England.

16.9	Any dispute arising out of or in connection with this Agreement, whether in contract or tort and including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the rules (the “Rules”) of the London Court of International Arbitration (“LCIA”), which Rules are deemed to be incorporated by reference into this clause. The arbitration proceedings shall be conducted in London, United Kingdom, in the English language before three arbitrators. Each Party may nominate one arbitrator for the approval of the LCIA, and the third arbitrator, who shall act as Chairman, shall be appointed by the LCIA. If any arbitral nomination of a Party fails or is not approved by the LCIA, the LCIA shall appoint a replacement arbitrator. All the arbitrators may be of any nationality.

16.10	This Agreement may be executed in any number of exchanged counterparts (including exchange by facsimile and e-mail transmission), each of which when executed and delivered shall be deemed an original, but which counterparts together shall constitute one and the same instrument.

16.11	The Parties hereby consent to the use of electronic signatures in connection with the execution of this Agreement, and further agree that electronic signatures to this Agreement shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

Signed on 1 April 2022 for and on behalf of RNG Squared S.A.R.L

/s/ Walter Bugno
Name:	WALTER BUGNO
Position:	Director
Date:	01/04/22

Signed on 1 April 2022 for and on behalf of Games Global Limited

/s/ John-Michael Steele
Name:	JOHN-MICHAEL STEELE
Position:	Director
Date:	01/04/22

Schedule 1: The Services

1.	The Services to be provided by the Consultant Company includes the provision of direction, advice and control on the formation, expansion and management services of a global publicly traded business that specialises in the development and commercialisation of game design studios and game development software for the global online gaming market (the “Games Global Business”). Such services include, but will not be limited to:

(a)	the preparation of market analysis and evaluation of opportunities for the Games Global Business;

(b)	the preparation and definition of the strategic plan for the Games Global Business;

(c)	the establishment of processes and controls for the management of the Games Global Business;

(d)	the framework for development of product roadmaps for New Games and Products;

(e)	the recommendation of tactics for expanding market share in jurisdictions around the world;

(f)	the review of potential company targets for acquisition;

(g)	assistance with the development of marketing programmes for customers of the Games Global Business;

(h)	advice on entering new geographical territories; and

(i)	review, measurement and advice on performance and financial management.

2.	Any other services required by the Client from time to time, and agreed by the Consultant Company.

Schedule 2: Fees

1.	The Client will pay to the Consultant Company an annual fee of €1,500,000.00 (one million and five hundred thousand Euros) in consideration for the provision of the Services (the “Fees”). The annual Fees shall be payable in 12 (twelve) monthly instalments of €125,000.00 (one hundred and twenty five thousand Euros) each year during the term of this Agreement from the Commencement Date. Payment shall be made by the end of the following month for which the Fees relates.

2.	Such Fees will be deemed to be exclusive of any VAT that may be due.

3.	Invoices shall be submitted to the Client by the Consultant Company monthly and shall be payable by the end of the next calendar month following the date of the invoice. Payment shall be made by electronic transfer to the Consultant Company’s bank account with the details as specified in writing by the Consultant Company.

4.	The Client shall pay for any reasonably and properly incurred and documented costs to the Consultant Company of any materials or services procured by the Consultant Company from third parties and the documented costs of hotel, subsistence, travelling and any other ancillary expenses reasonably incurred in connection with the Services, provided always that the Consultant Company shall obtain the Client’s approval before incurring any such expenses and the Consultant Company provides the Client with an appropriate invoice for those expenses.

5.	If a Party fails to make any payment due to the other Party under this Agreement by the due date for payment, then the defaulting Party shall pay interest on the overdue amount at the rate of 4% (four percent) over the European Central Bank Refinancing Operation Minimum Rate from the due date until the total outstanding sum has been paid.

6.	The Consultant Company shall maintain complete and accurate records of the time spent and materials used by the Consultant Company in providing the Services. The Consultant Company shall allow the Client to inspect such records at reasonable times on request.

7.	Additional Services. If the Client provides the Consultant Company with a request for Additional Services as set out in clause 3.6, and approves the cost estimates of the Consultant Company and the cost estimates of any approved subcontractors, the Parties will agree on the scope of those Additional Services and, in consideration of the provision of the Additional Services by the Consultant Company, the Client shall pay to the Consultant Company as set out below:

7.1	The costs and charges (including any expected expenses) for the Additional Services which will be approved by the Client and agreed between the Parties in advance before any work is carried out by the Consultant Company and any subcontractors.

7.2	The Parties will agree the payment terms for such Additional Services and will ensure that any milestones and acceptance criteria for determining whether these have been accepted or successfully met are clearly set out in an agreed statement of work.

7.3	All charges quoted to the Client shall be exclusive of VAT, which the Consultant Company shall add to its invoices at the appropriate rate.

7.4	The costs of any materials and the costs of the Additional Services reasonably and properly provided by subcontractors approved by the Client shall be invoiced by the Consultant Company at cost. The Consultant Company shall obtain the Client’s written approval before incurring any such expense, material or service from subcontractors in accordance with clause 3 of this Agreement. Invoices covering payment in respect of materials purchased by, or services provided to, the Consultant Company, or for reimbursement of expenses, shall be payable by the Client only if accompanied by relevant receipts.

7.5	The Client shall pay each invoice which is properly due and submitted to it by the Consultant Company, within 30 (thirty) days of receipt, to a bank account nominated in writing by the Consultant Company.

7.6	The Consultant Company shall not be entitled to charge on a pro-rata basis for part-days worked by the Consultant Company unless it has the Client’s prior written consent to do so.

7.7	The Consultant Company and subcontractors shall maintain complete and accurate records of the time spent and materials used by the Consultant Company in providing the Additional Services in such form as the Client shall approve. The Consultant Company shall allow the Client to inspect such records at all reasonable times on request.

Schedule 3: Restrictive Covenants

The Consultant Company will not, so long as it is engaged by the Client and at any time during a period of 6 (six) months following the termination of this Agreement:

1.	canvass, solicit or approach; or

2.	facilitate or assist a third party to canvass, solicit or approach, any employee or contractor of the Client, or a Group Company or any Customer or Prospective Customer (as defined below), to terminate their relationship with the Client or with any Group Company.

“Customer” shall mean any person, firm or company who is, or was during the time to this Agreement, an existing client of the Client, or of a Group Company.

“Prospective Customer” shall mean any person, firm or company with whom the Client or relevant Group Company has been in contact with a view to such person, firm or company becoming a customer of the Client, or such Group Company.

ADDENDUM: CONSULTANCY SERVICES AGREEMENT

This Addendum (this “Addendum”) is entered into by and between:

RNG SQUARED S.A.R.L, a company incorporated under the laws of Monaco with its registered address at Gildo Pastor Centre, Suite 818, 7 Rue du Gabianm, Monaco, 98000 (the “Consultant Company”); and

GAMES GLOBAL LIMITED, a company incorporated under the laws of the Isle of Man with its registered address at 55 Athol Street, Douglas, Isle of Man, IM1 1LA (the “Client”).

Background

The Parties entered into a Consultancy Services Agreement which commenced on the Commencement Date in terms of which the Consultant Company provides the Services to the Client (the “Agreement”).

It is the intention of the Parties to amend the Agreement to replace Schedule 2 of the Agreement as set out in this Addendum. All terms defined in the Agreement shall have the same meaning when used in this Addendum, unless otherwise defined, and this Addendum is supplemental to the Agreement.

It is hereby agreed as follows:

1.	Amendment of Schedule 2: Fees

1.1.	The Parties hereby agree that with effect from the Commencement Date, Schedule 2 shall be replaced in its entirety with the following:

Schedule 2: Fees

In consideration for the provision of the Services, the Client will pay to the Consultant Company the following (collectively, the “Fees”):

An annual fee of up to €2,100,000.00 (two million, one hundred thousand Euros) which shall be payable in 12 (twelve) monthly instalments each year during the term of this Agreement from the Commencement Date. Payment shall be made by the end of the following month for which these fees relate;

A once-off fee payable as an incentive to drive the successful listing of the Client on a recognised stock exchange, which fee shall amount to the equivalent of €2,500,000.00 (two million five hundred thousand Euros) worth of shareholder equity in the Client. The timing and manner of payment of these fees shall be determined and approved by the Client’s board. These fees shall be payable by the Consultant Company to Mr. Walter Bugno, the Managing Partner of the Consultant Company who is the person appointed by the Consultant Company to provide the Services to the Client on behalf of the Consultant Company (“Appointed Person”); and

An ongoing annual fee payable as an incentive for the achievement of annual business targets set by the Client for the Consultant Company. The amount, timing and manner of the annual payment of these fees shall be determined and approved by the Client’s board and these fees shall be payable to the Appointed Person by the Consultant Company.

Such Fees will be deemed to be exclusive of any VAT that may be due.

Invoices shall be submitted to the Client by the Consultant Company monthly and shall be payable by the end of the next calendar month following the date of the invoice. Payment shall be made by electronic transfer to the Consultant Company’s bank account with the details as specified in writing by the Consultant Company.

The Client shall pay for any reasonably and properly incurred and documented costs to the Consultant Company of any materials or services procured by the Consultant Company from third parties and the documented costs of hotel, subsistence, travelling and any other ancillary expenses reasonably incurred in connection with the Services, provided always that the Consultant Company shall obtain the Client’s approval before incurring any such expenses and the Consultant Company provides the Client with an appropriate invoice for those expenses.

If a Party fails to make any payment due to the other Party under this Agreement by the due date for payment, then the defaulting Party shall pay interest on the overdue amount at the rate of 4% (four percent) over the European Central Bank Refinancing Operation Minimum Rate from the due date until the total outstanding sum has been paid.

The Consultant Company shall maintain complete and accurate records of the time spent and materials used by the Consultant Company in providing the Services. The Consultant Company shall allow the Client to inspect such records at reasonable times on request.

Additional Services. If the Client provides the Consultant Company with a request for Additional Services as set out in clause 3.6, and approves the cost estimates of the Consultant Company and the cost estimates of any approved subcontractors, the Parties will agree on the scope of those Additional Services and, in consideration of the provision of the Additional Services by the Consultant Company, the Client shall pay to the Consultant Company as set out below:

The costs and charges (including any expected expenses) for the Additional Services which will be approved by the Client and agreed between the Parties in advance before any work is carried out by the Consultant Company and any subcontractors.

The Parties will agree the payment terms for such Additional Services and will ensure that any milestones and acceptance criteria for determining whether these have been accepted or successfully met are clearly set out in an agreed Statement of Work.

All charges quoted to the Client shall be exclusive of VAT, which the Consultant Company shall add to its invoices at the appropriate rate.

The costs of any materials and the costs of the Additional Services reasonably and properly provided by subcontractors approved by the Client shall be invoiced by the Consultant Company at cost. The Consultant Company shall obtain the Client’s written approval before incurring any such expense, material or service from subcontractors in accordance with clause 3 of this Agreement. Invoices covering payment in respect of materials purchased by, or services provided to, the Consultant Company, or for reimbursement of expenses, shall be payable by the Client only if accompanied by relevant receipts.

The Client shall pay each invoice which is properly due and submitted to it by the Consultant Company, within 30 (thirty) days of receipt, to a bank account nominated in writing by the Consultant Company.

The Consultant Company shall not be entitled to charge on a pro-rata basis for part- days worked by the Consultant Company unless it has the Client’s prior written consent to do so.

The Consultant Company and subcontractors shall maintain complete and accurate records of the time spent and materials used by the Consultant Company in providing the Additional Services in such form as the Client shall approve. The Consultant Company shall allow the Client to inspect such records at all reasonable times on request.

2.	General

This Addendum shall only add to or amend the Agreement as expressly set out herein.

The Agreement and this Addendum shall now constitute the entire agreement and understanding between the Parties and supersede and extinguish all prior oral or written discussions, writings, agreements and negotiations with respect thereto. No consensual cancellation of this Addendum or agreement at variance with the terms and conditions of this Addendum and no term, condition, warranty or guarantee not expressly set out in this Addendum, shall be binding on the Parties unless reduced to a written agreement signed by or on behalf of the Parties.

The governing law and arbitration provisions under the Agreement, shall apply mutatis mutandis to this Addendum.

This Addendum (and each amendment, modification and waiver in respect of it) may be signed in any number of exchanged counterparts (including exchange by facsimile and e-mail transmission), each of which when signed shall be deemed an original, but the counterparts together shall constitute one and the same instrument. The execution of this Addendum will not become effective until counterparts hereof have been signed by all the Parties hereto and transmitted to, or otherwise exchanged between each Party hereto.

The Parties hereby consent to the use of electronic signatures in connection with the execution of this Addendum, and further agree that electronic signatures shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

Executed for and on behalf of RNG Squared S.A.R.L June 12, 2023 by the signature of:

/s/ Walter Bugno
Director

Executed for and on behalf of Games Global Limited on Aug 3, 2023 by the signature of:

/s/ Timothy Mickley
Director

This DEED is made on the 15th day of January 2024

This second Addendum (the “Second Addendum”) is entered into by and between:

(1)	RNG SQUARED S.A.R.L, a company incorporated under the laws of Monaco with its registered address at Gildo Pastor Centre, Suite 818, 7 Rue du Gabianm, Monaco, 98000 (the “Consultant Company”); and

(2)	GAMES GLOBAL LIMITED, a company incorporated under the laws of the Isle of Man with its registered address previously at 55 Athol Street, Douglas, Isle of Man, IM1 1LA but now at 62 Circular Road, Douglas, Isle of Man, IM1 1AE (the “Client”),

each a “Party” and together the “Parties”.

Background

(A)	The Parties entered into a Consultancy Services Agreement which commenced on the Commencement Date and was amended by an addendum signed by the Client on 3 August 2023 (the “First Addendum”) in terms of which the Consultant Company provides the Services to the Client, as amended and updated from time to time (such Consultancy Services Agreement, together with the First Addendum, are referred to as the “Agreement”).

(B)	The Parties wish to further amend the Agreement as set out herein. All terms defined in the Agreement shall have the same meaning when used in this Second Addendum, unless otherwise defined, and this Second Addendum is supplemental to the Agreement.

It is hereby agreed as follows:

1.	Effective Date

1.1	This Second Addendum shall become effective on the date of this deed.

2.	Amendments

2.1	The definition of “Consultant Company Materials” in clause 1.5 of the Agreement shall be amended and restated to read as follows:

“1.5	“Consultant Company Materials” means all documents, information and materials including tools, systems, infrastructure, cabling or facilities of the Consultant Company which existed prior to the Commencement Date.”

2.2	Clause 2.2 of the Agreement shall be amended and restated to read as follows:

“2.2	This Agreement shall be deemed to be effective and in force as from the Commencement Date, irrespective of the dates of signature hereof, and shall continue unless and until terminated by either Party in accordance with the terms of clause 8 below.”

2.3	Clause 8.2 of the Agreement shall be amended and restated to read as follows:

“8.2	Without affecting any other right or remedy available to it, either Party may terminate this Agreement for convenience, provided it has given to the other Party not less than 6 (six) months’ written notice of termination.”

2.4	Clause 10.1.1 of the Agreement shall be amended and restated to read as follows:

“10.1.1	immediately deliver to the Client all notes, memoranda and other correspondence, documents, papers and information (on whatever media and wherever located), including without limitation all copies, summaries, extracts and reproductions, relating to the business or affairs of the Client or any Group Company or its or their business contacts, as well as any and all information, documents and materials used in the provision of the Services, and any other property of the Client or any Group Company which is in its or their possession or under its or their control;”

2.5	Clause 11.2 of the Agreement shall be amended and restated to read as follows:

“11.2	The Consultant Company acknowledges that all Intellectual Property and Inventions made wholly or partially by the Consultant Company and/or its employees and/or consultants, and all information, documents and materials used by the Consultant Company and/or its employees and/or consultants, either during the course of providing the Services, or which might reasonably be expected to result from providing the Services, automatically are assigned to and belong to the Client to the fullest extent permitted by law. For clarity, the Parties agree that this includes all the products of the Services.”

2.6	Clause 11.4 of the Agreement shall be amended and restated to read as follows:

“11.4	The Consultant Company irrevocably appoints the Client to be its attorney and agent to execute and do any such instrument or thing and generally to use its name for the purpose of giving the Client or its nominee the benefit of this clause 11. A certificate in writing signed by a director or the secretary of the Client that any instrument or act falls within the authority conferred by this clause 11 will be conclusive evidence in favour of a third party that such is the case.”

2.7	A new clause 9A shall be added to read as follows:

“9A RESTRICTIVE COVENANTS

9A.1	Without prejudice to the other terms of this Agreement, the Consultant Company agrees that, at any time during the term of this Agreement, so long as the Consultant Company is engaged by the Client or a Group Company, and following the termination of this Agreement for any reason whatsoever, the Consultant Company will be bound by, and shall procure that the Appointed Person will be bound by, and will comply with the terms and conditions set out in Schedule 3 to this Agreement.”

2.8	Schedule 3: Restrictive Covenants of the Agreement shall be amended and replaced with the schedule attached hereto as Annex A.

3.	General

3.1	This Second Addendum shall only add to or amend the Agreement as expressly set out herein.

3.2	The Agreement and this Second Addendum shall now constitute the entire agreement and understanding between the Parties and supersede and extinguish all prior oral or written discussions, writings, agreements and negotiations with respect thereto. No consensual cancellation of this Second Addendum or agreement at variance with the terms and conditions of this Second Addendum and no term, condition, warranty or guarantee not expressly set out in this Second Addendum, shall be binding on the Parties unless reduced to a written agreement signed by or on behalf of the Parties.

3.3	The governing law and arbitration provisions under the Agreement, shall apply mutatis mutandis to this Second Addendum.

3.4	This Second Addendum (and each amendment, modification and waiver in respect of it) may be signed in any number of exchanged counterparts (including exchange by facsimile and e-mail transmission), each of which when signed shall be deemed an original, but the counterparts together shall constitute one and the same instrument. The execution of this Second Addendum will not become effective until counterparts hereof have been signed by all the Parties hereto and transmitted to, or otherwise exchanged between each Party hereto.

3.5	The Parties hereby consent to the use of electronic signatures in connection with the execution of this Second Addendum, and further agree that electronic signatures shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

IN WITNESS whereof this Deed has been executed by or on behalf of the parties and delivered on the day and year first above written.

EXECUTED as a DEED by	)
RNG Squared S.A.R.L acting by:	)
	)	/s/ Walter Bugno
	)	Director
in the presence of:	)

Witness signature:
	)	/s/ Fernanda Natale

Witness name, address and occupation
Fernanda Natale

EXECUTED as a DEED by	)
Games Global Limited acting by:	)
	)	/s/ Timothy Mickley
	)	Timothy Mickley
in the presence of:	)

)
Witness signature:		/s/ Dee Sukhwani
Dee Sukhwani

Witness name, address and occupation

Executive PA

Annex A

Schedule 3: Restrictive Covenants

The Consultant Company covenants that it will not, and shall procure that the Appointed Person shall not, so long as the Consultant Company is engaged by the Client and at any time during a period of 12 (twelve) months following the termination of this Agreement:

1)	Solicit or endeavour to entice away from the Client or any Group Company the business or custom of a Customer or Prospective Customer with a view to providing goods or services to that Customer in competition with the Client or any Group Company;

2)	Offer to employ or engage or otherwise endeavour to entice away from the Client or any Group Company any Restricted Person;

3)	Employ or engage or otherwise facilitate the employment or engagement of any Restricted Person, whether or not such person would be in breach of contract as a result of such employment or engagement;

4)	Be involved in any Capacity with any business concern which is (or intends to be) in competition with the Client or any Group Company; or

5)	Be involved with the provision of goods or services to (or otherwise have any business dealings with) any Customer or Prospective Customer in the course of any business concern which is in competition with the Client or any Group Company.

For the purposes of this Schedule 3:

“Capacity” shall mean as agent, consultant, director, employee, worker, owner, partner or shareholder.

"Customer" shall mean any person, firm or company who:

(a)	at any time during the term of this Agreement, so long as the Consultant Company is engaged by the Client or a Group Company; or

(b)	at any time during the Protected Period, in the event of termination of this Agreement is or was a customer of the Client or any Group Company, and is or was a person, firm or company with whom the Consultant Company and/or the Appointed Person has or had material dealings or in relation to whom the Consultant Company and/or the Appointed Person acquired Confidential Information.

“Prospective Customer” shall mean any person, firm or company who:

(a)	at any time during the term of this Agreement, so long as the Consultant Company is engaged by the Client or a Group Company; or

(b)	at any time during the Protected Period, in the event of termination of this Agreement is or was engaged in negotiations, with which the Consultant Company and/or the Appointed Person was or were involved, with the Client or any Group Company with a view to such person, firm or company becoming a customer of the Client, or relevant Group Company, or in relation to whom the Consultant Company and/or the Appointed Person acquired Confidential Information.

"Protected Period" means the 12 months immediately preceding the date the Consultant Company ceases to provide services to the Client.

“Restricted Person” shall mean anyone employed or engaged by the Client or a Group Company and with whom the Consultant Company and/or the Appointed Person had material dealings:

(a)	at any time during the term of this Agreement, so long as the Consultant Company is engaged by the Client or a Group Company; or

(b)	at any time during the Protected Period, in the event of termination of this Agreement

None of the restrictions above shall prevent the Consultant Company from:

a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

b)	being engaged or concerned in any business concern insofar as the Consultant Company’s duties or work shall relate solely to geographical areas where the business concern is not in competition with the Client or any Group Company.

This DEED is made on the 12th day of April 2024.

This Third Addendum (the “Third Addendum”) is entered into by and between:

(1)	RNG SQUARED S.A.R.L, a company incorporated under the laws of Monaco with its registered address at Gildo Pastor Centre, Suite 818, 7 Rue du Gabianm, Monaco, 98000 (the “Consultant Company”); and

(2)	GAMES GLOBAL LIMITED, a company incorporated under the laws of the Isle of Man with its registered address previously at 55 Athol Street, Douglas, Isle of Man, IM1 1LA but now at 62 Circular Road, Douglas, Isle of Man, IM1 1AE (the “Client”),

each a “Party” and together the “Parties”.

Background

(A)	The Parties entered into a Consultancy Services Agreement which commenced on the Commencement Date and was amended by an addendum signed by the Client on 3 August 2023 (the “First Addendum”) and a second addendum signed by the Client on 15 January 2024 (the “Second Addendum”) in terms of which the Consultant Company provides the Services to the Client, as amended and updated from time to time (such Consultancy Services Agreement, together with the First Addendum and the Second Addendum, are referred to as the “Agreement”).

(B)	The Parties acknowledge that Mr. Walter Bugno, the Managing Partner of the Consultant Company, shall provide the Services to the Client on behalf of the Consultant Company (the “Appointed Person”).

(C)	The Parties wish to further amend the Agreement as set out herein. All terms defined in the Agreement shall have the same meaning when used in this Third Addendum, unless otherwise defined, and this Third Addendum is supplemental to the Agreement.

It is hereby agreed as follows:

1.            Effective Date

1.1	This Third Addendum shall become effective on the date of this deed.

2.            Amendments

2.1	Paragraph 1 of Schedule 2 of the Agreement shall be deleted and replaced as follows:

1.	“In consideration for the provision of the Services, the Client will pay to the Consultant Company the following (collectively, the “Fees”):

1.1.	an annual fee of up to €1,980,000 (one million, nine hundred and eighty thousand Euros) which shall be payable in 12 (twelve) monthly instalments each year during the term of this Agreement from the Commencement Date. Payment shall be made by the end of the following month for which these fees relate; and

1.2.	an ongoing annual fee payable as an incentive for the achievement of annual business targets set by the Client for the Consultant Company. The amount, timing and manner of the annual payment of these fees shall be determined and approved by the Client’s board.

3.            General

3.1	This Third Addendum shall only add to or amend the Agreement as expressly set out herein.

3.2	For the avoidance of doubt, the Appointed Person shall have no entitlement to the one-off fee described in paragraph 1.2 of Schedule 2 of the First Addendum.

3.3	The Agreement and this Third Addendum shall now constitute the entire agreement and understanding between the Parties and supersede and extinguish all prior oral or written discussions, writings, agreements and negotiations with respect thereto. No consensual cancellation of this Third Addendum or agreement at variance with the terms and conditions of this Third Addendum and no term, condition, warranty or guarantee not expressly set out in this Third Addendum, shall be binding on the Parties unless reduced to a written agreement signed by or on behalf of the Parties.

3.4	The governing law and arbitration provisions under the Agreement, shall apply mutatis mutandis to this Third Addendum.

3.5	This Third Addendum (and each amendment, modification and waiver in respect of it) may be signed in any number of exchanged counterparts (including exchange by facsimile and e-mail transmission), each of which when signed shall be deemed an original, but the counterparts together shall constitute one and the same instrument. The execution of this Third Addendum will not become effective until counterparts hereof have been signed by all the Parties hereto and transmitted to, or otherwise exchanged between each Party hereto.

3.6	The Parties hereby consent to the use of electronic signatures in connection with the execution of this Third Addendum, and further agree that electronic signatures shall be legally binding with the same force and legal effect as manually executed signatures and may be used as evidence of execution.

IN WITNESS whereof this Deed has been executed by or on behalf of the parties and delivered on the day and year first above written.

EXECUTED as a DEED by
RNG Squared S.A.R.L acting by:	/s/ Walter Bugno
Director
in the presence of:

Witness signature:	/s/ Elena Baldi

Witness name, address and occupation:	Elena Baldi

Executive Assistant

EXECUTED as a DEED by	/s/ Timothy Mickley
Games Global Limited acting by:	Director Timothy Mickley

in the presence of:

Witness signature:	/s/ Leila Goelz

Witness name, address and occupation:	Leila Goelz

Chief People Officer